United States
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                  Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 0-22813
                                                                    -------

                         Centerpoint Corporation
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            (Exact name of registrant as specified in its charter)


 18 East 50th Street, New York, New York  10022  (212)  758-6622
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Class A Common Stock, par value $0.01
              Class B Exchangeable Common Stock, par value $0.01
                             Class A Warrants
           --------------------------------------------------------
     (Title of each class of securities covered by this Form)

                               Not Applicable
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]           Rule 12-3(b)(1)(i)   [ ]
Rule 12g-4(a)(1)(ii)  [ ]           Rule 12-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)   [ ]           Rule 12-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii)  [ ]           Rule 12-3(b)(2)(ii)  [ ]
                                    Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: 107

Pursuant to the requirements of the Securities Exchange Act of 1934 Centerpoint Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 10, 2003              /s/ Mark A. Smith
                                      --------------------------------------
                                      Mark A. Smith, President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the firm shall be typed or printed under the signature.